ALTUS POWER, INC.

2200 Atlantic Street, 6th Floor

Stamford, CT 06902

January 19, 2022

VIA EDGAR TRANSMISSION

Re:	Altus Power, Inc.

Registration Statement on Form S-1 (File No. 333-262072)

Securities and Exchange Commission

Division of Corporation Finance

Office of Energy & Transportation

100 F Street, N.E. Washington, D.C. 20549

Attention: Art Tornabene-Zalas

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Altus Power, Inc. (the “Company”) hereby requests that the effective date of the above-referenced Registration Statement be accelerated so that it may become effective at 4:00 p.m., Eastern Time, on January 21, 2022, or as soon as practicable thereafter.

If you require any additional information with respect to this letter, please contact Carl Marcellino (212-841-0623) of Ropes & Gray LLP.

[Signature Page Follows]

Very truly yours, ALTUS POWER, INC.

By:	/s/ Gregg J. Felton Name: Gregg J. Felton Title: Co-Chief Executive Officer

[Signature Page to the Acceleration Request]